Exhibit 99.1

PATHWARD ANNOUNCES SALE OF COMMERCIAL INSURANCE PREMIUM FINANCE BUSINESS

SIOUX FALLS, S.D., Aug. 28, 2024 - Pathward Financial, Inc. (the “Company”) (Nasdaq: CASH) today announced that its wholly owned subsidiary Pathward®, N.A. (“Pathward”), an industry leading financial empowerment company driven by its purpose to power financial inclusion, has entered into a definitive agreement to sell its commercial insurance premium finance business to AFS IBEX Financial Services, LLC (“AFS”), a Delaware limited liability company and subsidiary of Honor Capital Holdings, LLC, a Delaware limited liability company (“Honor”). Through its subsidiaries, Honor originates and services premium finance loans and is one of the nation’s largest independently owned insurance premium finance companies with offices in Massachusetts, New York, Florida, Texas and California. Honor will be guaranteeing the obligations of AFS under the agreement.

The agreement includes, among other things, AFS’s commitment to offer employment to those within the commercial insurance premium finance business subject to certain conditions, to purchase the commercial insurance premium finance loan portfolio, which had a balance of $617.1 million at June 30, 2024, and to assume its real property leases.

The cash purchase price to be paid by AFS at closing consists of the final net asset value of the assets purchased pursuant to the Purchase Agreement, which was $617.1 million as of June 30, 2024, plus a $31.2 million premium, subject to fluctuations in the loan portfolio, plus the assumption of certain liabilities, subject to adjustment.

“As I have mentioned before, we need to have the right sized balance sheet with an optimized asset mix to deliver on our fiscal 2025 strategy. This transaction supports our strategy of simplification and gives us the opportunity to accelerate our rotation into higher yielding assets in verticals where we believe we have a competitive advantage,” said Brett Pharr, chief executive officer of the Company.

The Company believes, excluding any related gains, that the transaction will be relatively neutral to fiscal 2024 net income and earnings per diluted share. However, the Company expects the transaction to be increasingly accretive as it redeploys the released capital and deposits into other commercial finance loans and leases. The Company expects the transaction to close by the end of fiscal year 2024 and will update fiscal 2025 guidance at that time.

The transaction has been approved by the Boards of Directors of the Company and Pathward and remains subject to the satisfaction or waiver of certain customary closing conditions. Colonnade Securities LLC served as financial advisor to Pathward.

Conference Call

The Company will host a conference call and webcast with a corresponding presentation at 4:00 p.m. Central Time (5:00 p.m. Eastern Time) on Thursday, August 29, 2024. The live webcast of the call can be accessed from Pathward’s Investor Relations website at www.pathwardfinancial.com. Telephone participants may access the conference call by dialing 1-833-470-1428 approximately 10 minutes prior to start time and reference access code 675477.

The Investor Presentation prepared for use in connection with the Company's conference call and webcast is available under the Presentations link in the Investor Relations - Events & Presentations section of the Company's website at www.pathwardfinancial.com. A webcast replay will also be archived at www.pathwardfinancial.com for one year.

About Pathward Financial, Inc.
Pathward Financial, Inc. (Nasdaq: CASH) is a U.S.-based financial holding company driven by its purpose to power financial inclusion. Through our subsidiary, Pathward®, N.A., we strive to increase financial availability, choice and opportunity across our Banking as a Service and Commercial Finance business lines. These strategic business lines provide end-to-end support to individuals and businesses. Learn more at www.pathwardfinancial.com.

Forward-Looking Statements
The Company and Pathward may from time to time make written or oral “forward-looking statements,” including statements contained in this press release, the Company’s filings with the Securities and Exchange Commission ("SEC"), the Company’s reports to stockholders, and in other communications by the Company and Pathward, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

You can identify forward-looking statements by words such as “may,” “hope,” “will,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “continue,” “could,” “future,” "target," or the negative of those terms, or other words of similar meaning or similar expressions. You should carefully read statements that contain these words because they discuss our future expectations or state other “forward-looking” information. These forward-looking statements are based on information currently available to us and assumptions about future events, and include statements with respect to the Company’s beliefs, expectations, estimates, and intentions, which are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control. Such risks, uncertainties and other factors may cause our actual growth, results of operations, financial condition, cash flows, performance and business prospects and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Among other things, these forward-looking statements include expectations concerning the estimated closing cash purchase price of the transaction, expected timetable for completing the transaction, employment of employees by AFS, assumption of real property leases by AFS, the impact of the transaction on net income and earnings per diluted share, the timing of provision of additional financial details if any, and other benefits of the transaction to the Company. The Company’s actual actions or results may differ materially from those expected or anticipated in the forward-looking statements due to both known and unknown risks and uncertainties. Specific factors that might cause such a difference include but are not limited to: uncertainty as to whether the transaction will be completed in a timely manner or at all; the conditions precedent to completion of the transaction, including the ability to secure third-party consents in a timely manner or at all or on expected terms; and risks of unexpected costs, liabilities or delay.

The foregoing list of factors is not exclusive. We caution you not to place undue reliance on these forward-looking statements. The forward-looking statements included in this press release speak only as of the date hereof. Additional discussions of factors affecting the Company’s business and prospects are reflected under the caption “Risk Factors” and in other sections of the Company’s Annual Report on Form 10-K for the Company’s fiscal year ended September 30, 2023, and in other filings made with the SEC. Except as required by law, the Company expressly disclaims any intent or obligation to update, revise or clarify any forward-looking statements, whether written or oral, that may be made from time to time by or on behalf of the Company or its subsidiaries, whether as a result of new information, changed circumstances, or future events or for any other reason.

Investor Relations Contact:
Darby Schoenfeld, CPA
Senior Vice President, Chief of Staff & Investor Relations
877-497-7497
investorrelations@pathward.com